Exhibit 99.1

Global Partners Reports First-Quarter 2019 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--May 9, 2019--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2019.

“Our first-quarter results reflect solid performance,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Product margin in our Gasoline Distribution and Station Operations (GDSO) segment increased 22% from the same period in 2018 driven by strong fuel margins early in the quarter and contributions from the acquisitions of Champlain Oil and Cheshire Oil.”

Financial Highlights

Net income attributable to the Partnership was $7.1 million, or $0.15 per diluted common limited partner unit, for the first quarter of 2019 compared with net income attributable to the Partnership of $59.0 million, or $1.73 per diluted common limited partner unit, for the same period of 2018.

In the first quarter of 2018, net income attributable to the Partnership, earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and Adjusted EBITDA included a one-time, non-cash gain of $52.6 million associated with the extinguishment of a contingent liability related to the Volumetric Ethanol Excise Tax Credit.

In the first quarter of 2019, EBITDA was $58.0 million compared with $105.7 million in the year-earlier period.

DCF was $27.8 million in the first quarter of 2019 compared with $79.8 million in the same period of 2018.

Adjusted EBITDA was $58.6 million in the first quarter of 2019 compared with $107.6 million in the first quarter of 2018.

Gross profit in the first quarter of 2019 was $156.8 million compared with $144.3 million in the first quarter of 2018, primarily due to higher margins in the GDSO segment. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $179.7 million in the first quarter of 2019 compared with $166.1 million in the first quarter of 2018.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2019 and 2018.

GDSO segment product margin was $138.4 million in the first quarter of 2019, an increase of $24.7 million from $113.7 million in the first quarter of 2018 primarily driven by strong fuel margins early in the quarter and the July 2018 acquisitions of Champlain Oil and Cheshire Oil.

Wholesale segment product margin was $34.8 million in the first quarter of 2019 compared with $47.1 million in the first quarter of 2018. The decrease was attributable primarily to the expiration in June 2018 of a take-or-pay contract with one particular crude oil customer.

Commercial segment product margin was $6.4 million in the first quarter of 2019 compared with $5.2 million in the same period of 2018 due primarily to an increase in bunkering activity.

Sales in the first quarter of 2019 were $3.0 billion compared with $2.8 billion in the first quarter of 2018. Wholesale segment sales were $1.7 billion in the first quarter of 2019 compared with $1.6 billion in the first quarter of 2018. GDSO segment sales were $0.9 billion in the first quarter of 2019 compared with $1.0 billion in the first quarter of 2018. Commercial segment sales were $0.3 billion in the first quarter of 2019 and in the first quarter of 2018.

Volume in the first quarter of 2019 was 1.6 billion gallons compared with 1.4 billion gallons in the same period of 2018. Wholesale segment volume was 1.0 billion gallons in the first quarter of 2019 compared with 880.3 million gallons in the first quarter of 2018. GDSO volume was 379.7 million gallons in the first quarter of 2019 compared with 362.5 million gallons in the same period of 2018. Commercial segment volume was 191.5 million gallons in the first quarter of 2019 compared with 144.2 million gallons in the same period of 2018.

Recent Highlights

  Global’s Board of Directors announced an increase of its quarterly cash distribution from $0.50 to $0.51 per unit on all of its outstanding common units for the period from January 1 to March 31, 2019. The distribution will be paid on May 15, 2019 to unitholders of record as of the close of business on May 10, 2019.
  Global’s Board of Directors announced a quarterly cash distribution of $0.609375 per unit, or $2.4375 per unit on an annualized basis, on the Partnership’s Series A preferred units for the period from February 15, 2019 through May 14, 2019. This distribution will be paid on May 15, 2019 to holders of record as of the opening of business on May 1, 2019.
  Global entered into an amended credit agreement that, among other things, extended the maturity date for the $850 million working capital revolving credit facility and the $450 million revolving credit facility from April 2020 to April 2022 and reduced the applicable rate for borrowings and letters of credit under the revolving credit facility.

Business Outlook

“We are off to a solid start in 2019,” Slifka said. “Our terminal network and retail locations continue to perform in line with our expectations, and we are on track to achieve our full-year EBITDA guidance.”

For full-year 2019, Global continues to expect to generate EBITDA of $200 million to $225 million. This EBITDA guidance excludes gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2019 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2019 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada) (201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Sales	$2,979,626	$2,802,891
Cost of sales	2,822,782	2,658,561
Gross profit	156,844	144,330

Costs and operating expenses:
Selling, general and administrative expenses	41,090	39,366
Operating expenses	82,944	74,049
Gain on trustee taxes	-	(52,627)
Lease exit and termination gain	(493)	-
Amortization expense	2,976	2,468
Net loss on sale and disposition of assets	553	1,867
Total costs and operating expenses	127,070	65,123

Operating income	29,774	79,207

Interest expense	(22,956)	(21,445)

Income before income tax (expense) benefit	6,818	57,762

Income tax (expense) benefit	(24)	913

Net income	6,794	58,675

Net loss attributable to noncontrolling interest	332	367

Net income attributable to Global Partners LP	7,126	59,042

Less: General partner's interest in net income, including incentive distribution rights	304	396
Less: Series A preferred limited partner interest in net income	1,682	-

Net income attributable common limited partners	$5,140	$58,646

Basic net income per common limited partner unit (1)	$0.15	$1.74

Diluted net income per common limited partner unit (1)	$0.15	$1.73

Basic weighted average common limited partner units outstanding	33,753	33,652

Diluted weighted average limited partner units outstanding	34,230	33,802

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$8,638	$8,121
Accounts receivable, net	403,676	334,777
Accounts receivable - affiliates	4,873	5,435
Inventories	464,866	386,442
Brokerage margin deposits	19,943	14,766
Derivative assets	8,044	26,390
Prepaid expenses and other current assets	99,144	98,977
Total current assets	1,009,184	874,908

Property and equipment, net	1,113,176	1,132,632
Right of use assets, net	312,432	-
Intangible assets, net	55,220	58,532
Goodwill	326,486	327,406
Other assets	29,492	30,813

Total assets	$2,845,990	$2,424,291

Liabilities and partners' equity
Current liabilities:
Accounts payable	$343,198	$308,979
Working capital revolving credit facility - current portion	219,500	103,300
Lease liability—current portion	69,777	-
Environmental liabilities - current portion	6,092	6,092
Trustee taxes payable	39,458	42,613
Accrued expenses and other current liabilities	89,228	117,274
Derivative liabilities	12,916	4,494
Total current liabilities	780,169	582,752

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	217,000	220,000
Senior notes	665,138	664,455
Long-term lease liability - less current portion	252,464	-
Environmental liabilities - less current portion	56,374	57,132
Financing obligations	149,860	149,997
Deferred tax liabilities	42,677	42,856
Other long-term liabilities	42,786	57,905
Total liabilities	2,356,468	1,925,097

Partners' equity
Global Partners LP equity	487,991	497,331
Noncontrolling interest	1,531	1,863
Total partners' equity	489,522	499,194

Total liabilities and partners' equity	$2,845,990	$2,424,291

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$26,990	$25,387
Crude oil	(6,226)	5,073
Other oils and related products	14,080	16,687
Total	34,844	47,147
Gasoline Distribution and Station Operations segment:
Gasoline distribution	87,425	70,145
Station operations	50,960	43,534
Total	138,385	113,679
Commercial segment	6,458	5,237
Combined product margin	179,687	166,063
Depreciation allocated to cost of sales	(22,843)	(21,733)
Gross profit	$156,844	$144,330

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$6,794	$58,675
Net loss attributable to noncontrolling interest	332	367
Net income attributable to Global Partners LP	7,126	59,042
Depreciation and amortization, excluding the impact of noncontrolling interest	27,935	26,119
Interest expense, excluding the impact of noncontrolling interest	22,956	21,445
Income tax expense (benefit)	24	(913)
EBITDA (1)	58,041	105,693
Net loss on sale and disposition of assets	553	1,867
Adjusted EBITDA (1)	$58,594	$107,560

Reconciliation of net cash used in operating activities to EBITDA and Adjusted EBITDA
Net cash used in operating activities	$(87,037)	$(103,714)
Net changes in operating assets and liabilities and certain non-cash items	122,036	188,871
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	62	4
Interest expense, excluding the impact of noncontrolling interest	22,956	21,445
Income tax expense (benefit)	24	(913)
EBITDA (1)	58,041	105,693
Net loss on sale and disposition of assets	553	1,867
Adjusted EBITDA (1)	$58,594	$107,560

Reconciliation of net income to distributable cash flow
Net income	$6,794	$58,675
Net loss attributable to noncontrolling interest	332	367
Net income attributable to Global Partners LP	7,126	59,042
Depreciation and amortization, excluding the impact of noncontrolling interest	27,935	26,119
Amortization of deferred financing fees and senior notes discount	1,727	1,713
Amortization of routine bank refinancing fees	(1,022)	(1,022)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(8,006)	(6,082)
Distributable cash flow (2)(3)	27,760	79,770
Distributions to Series A preferred unitholders (4)	(1,682)	-
Distributable cash flow after distributions to Series A preferred unitholders	$26,078	$79,770

Reconciliation of net cash used in operating activities to distributable cash flow
Net cash used in operating activities	$(87,037)	$(103,714)
Net changes in operating assets and liabilities and certain non-cash items	122,036	188,871
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	62	4
Amortization of deferred financing fees and senior notes discount	1,727	1,713
Amortization of routine bank refinancing fees	(1,022)	(1,022)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(8,006)	(6,082)
Distributable cash flow (2)(3)	27,760	79,770
Distributions to Series A preferred unitholders (4)	(1,682)	-
Distributable cash flow after distributions to Series A preferred unitholders	$26,078	$79,770

(1) EBITDA and Adjusted EBITDA for the three months ended March 31, 2018 include a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.
(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3) Distributable cash flow includes a net loss on sale and disposition of assets of $0.5 million and $1.9 million for the three months ended March 31, 2019 and 2018, respectively. Excluding the net loss on sale and disposition of assets, distributable cash flow would have been $28.3 million and $81.6 million for the three months ended March 31, 2019 and 2018, respectively. For the three months ended March 31, 2018, distributable cash flow includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.
(4) Distributions to Series A preferred unitholders represent the distributions earned by the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2018.

CONTACT:
Global Partners LP

Daphne H. Foster
Chief Financial Officer
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
(781) 894-8800